CHANGE OF CONTROL AGREEMENT
                          ---------------------------


     This Agreement is made this first day of January, 1997, by and between Regal-Beloit Corporation, a Wisconsin corporation ("Regal-Beloit") and ("Executive").


                                   RECITALS:
                                   --------

     Executive is a skilled and dedicated employee who has important management responsibilities and talents. Regal-Beloit believes its best interests will be served if Executive is encouraged to remain with Regal-Beloit.
Regal-Beloit has determined that Executive's ability to perform his responsibilities and utilize his talents for the benefit of Regal-Beloit, as well as Regal-Beloit s ability to retain Executive as an employee, will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks of a change in ownership or control of Regal-Beloit. Accordingly, Regal-Beloit and Executive agree as follows:

     1 .  Definitions.
          -----------

          When the following terms appear in this Agreement they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary:

          (a)  "Base Salary" means the highest annual rate of Executive's
                -----------
     Base Salary in effect on either the date of the Change of Control or the Termination Date, including any amounts by which the Base Salary was reduced prior to the Change of Control at the request of the person or entity acquiring control of Regal-Beloit or reasonably shown to be related to the Change of Control.

          (b)  "Bonus" means the highest amount payable to Executive under
                -----
     Regal-Beloit s annual bonus plan in effect on either the date of the Change of Control or the Termination Date, assuming the highest performance targets are met for such bonus plan, including any amounts by which the Executive's annual Bonus was reduced prior to the Change of Control at the request of the person or entity acquiring control of Regal-Beloit or reasonably shown to be related to the Change of Control.

          (c)  "Cause" means either of the following:
                -----

               (i) Executive's willful malfeasance having a material adverse effect on Regal-Beloit; or

               (ii) Executive's conviction of a felony;
          provided, that any action or refusal by Executive shall not
          --------
          constitute "Cause" if, in good faith, Executive believed such action or refusal to be in, or not opposed to, the best interests of Regal-Beloit, or if Executive shall be entitled, under applicable law or under an applicable Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time, to be indemnified with respect to such action or refusal.

          (d)  "Change of Control" means the first to occur of any of the
                -----------------
               following dates:

               (i) the date the Regal-Beloit Board of Directors votes to approve:

                    (A)  any consolidation or merger of Regal-Beloit;

                    (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Regal-Beloit other than any sale, lease, exchange or other transfer to any corporation where Regal-Beloit owns, directly or indirectly, at least seventy percent (70%) of the outstanding voting securities of such corporation after any such transfer; or

                    (C) any plan or proposal for the liquidation or dissolution of Regal-Beloit;

               (ii) the date any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, hereinafter the "1934 Act"), other than one or more trusts established by Regal-Beloit for the benefit of employees of Regal-Beloit or its subsidiaries, shall become the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of thirty percent (30%) or more of outstanding Common Stock;

               (iii) the date the Board of Directors of Regal-Beloit authorizes and approves any transaction which has either a reasonable likelihood or a purpose of causing, whether directly or indirectly:

                    (A) Common Stock to be held of record by less than 300 persons; or

                    (B) Common Stock to be neither listed on any national securities exchange nor authorized to be quoted on an inter-dealer quotation system of any registered national securities association;

               (iv) the date, during any period of twenty-four (24) consecutive months, on which individuals who at the beginning of such period constitute the entire Board of Directors of Regal-Beloit shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by Regal-Beloit stockholders, of each new Director comprising the majority was approved by a vote of at least a majority of the Continuing Directors as hereinafter defined, in office on the date of such election or nomination for election of the new Director. For purposes hereof, a "Continuing Director" shall mean:

                    (A) any member of the Board of Directors of Regal-Beloit at the close of business on December 31, 1996;

                    (B) any member of the Board of Directors of Regal-Beloit who succeeds any Continuing Director described in subparagraph
               (A) above if such successor was elected, or nominated for election by Regal-Beloit stockholders, by a majority of the Continuing Directors then still in office; or

                    (C) any Director elected, or nominated for election by Regal-Beloit stockholders, to fill any vacancy or newly created directorship on the Board of Directors of Regal-Beloit by a majority of the Continuing Directors then still in office; or

               (v) the date of commencement by any entity, person, or group (including any affiliate thereof, other than Regal-Beloit) of a tender offer or exchange offer for more than twenty percent (20%) of the outstanding Common Stock.

          (e)  "Code" means the Internal Revenue Code of 1986, as amended.
                ----

          (f)  "Common Stock" means the $0.01 par value Common Stock of Regal-
                ------------
     Beloit.

          (g)  "Confidential Information" means non-public information
                ------------------------
     relating to the business plans, marketing plans, customers or employees of Regal-Beloit other than information the disclosure of which cannot reasonably be expected to adversely affect the business of Regal-Beloit.

          (h)  "Regal-Beloit" means Regal-Beloit Corporation, a Wisconsin
                ------------
     corporation, and any successor or successors thereto.

          (i)  "Fringe Benefits" means the fair market value of the highest
                ---------------
     level of Fringe Benefits payable to Executive by Regal-Beloit on either the date of the Change of Control or the Termination Date, including any amounts by which the Executive's Fringe Benefits were reduced prior to the Change of Control at the request of the person or entity acquiring control of Regal-Beloit or reasonably shown to be related to the Change of Control. For these purposes, "Fringe Benefits" include, but are not limited to club dues or automobile reimbursement and do not include welfare benefits, such as medical coverage (including prescription drug coverage), dental coverage, life insurance, disability insurance and accidental death and dismemberment benefits.

          (j)  "Good Reason" means any of the following actions, without
                -----------
     Executive's express prior written approval, other than due to Executive's Permanent Disability or death:

                (i) any diminution in Executive's titles, duties, responsibilities, status or reporting relationship from the positions, duties, responsibilities, status or reporting relationship existing immediately prior to a Change of Control;

               (ii) the removal of Executive from, or any failure to re-elect Executive to, any of the positions Executive holds immediately prior to a Change of Control;

               (iii) the failure of Regal-Beloit to pay Executive's Base Salary or Bonus when due;

               (iv) any reduction of Executive's Base Salary, or Bonus, or any reduction in the aggregate amount of Fringe Benefits provided to Executive;

               (v) the change of Executive's principal place of employment to a location more than fifty (50) miles from Executive's principal place of employment immediately prior to the Change of Control; or

               (vi) any breach by Regal-Beloit of any provision of this Agreement;

               (vii) the failure of Regal-Beloit to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated by Section 12 hereof; or

               (viii) any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2(i) hereof (and, if applicable, the requirements of Section 13 hereof); for purposes of this Agreement, no such purported termination shall be effective, provided, however,
                                                            --------
          that if any of the actions described in subparagraphs (i) through
          (viii) above occur prior to a Change of Control at the request of any individual or entity acquiring ownership or control of Regal-Beloit, or is reasonably shown to be related to a prospective Change of Control, and if such actions occur without Executive's express prior written approval, other than due to Executive's Permanent Disability or death, then the existence of such actions shall also constitute "Good Reason."

          (k)  "Permanent Disability" means Executive's inability, by reason
                --------------------
     of any physical or mental impairment, to substantially perform the significant aspects of his regular duties which inability is reasonably contemplated to continue for at least one (1) year from its inception.

     2.   Change of Control Benefits.
          --------------------------

          If Executive's employment with Regal-Beloit is terminated at any time within the three (3) years following a Change of Control of Regal-Beloit without Cause, or by Executive for Good Reason (the Effective
     Date of either such termination hereafter referred to as the "Termination Date"), Executive shall be entitled to the benefits provided hereafter in this Section 2 and as set forth in this Agreement. If Executive's employment with Regal-Beloit is terminated by Regal-Beloit without Cause prior to a Change of Control at the request of any individual or entity acquiring ownership or control of Regal-Beloit, or is reasonably shown to be related to a prospective Change of Control, or by Executive for Good Reason, or if the person or entity acquiring control fails to assume Regal-Beloit's liabilities to Executive under this Agreement, the Executive's Termination Date shall be deemed to have occurred immediately upon the Executive's effective date of termination (in the case of a termination of employment at the request of the acquirer), or immediately following the Change of Control (in the case of the acquirer's failure to assume Regal-Beloit s liabilities under this Agreement), and therefore Executive shall be entitled to the benefits provided hereafter in this Section 2 and as set forth in this Agreement.

          (a)  Severance Benefits.  Within fifteen (15) business days after the
               ------------------
     Termination Date, Regal-Beloit shall pay Executive a lump sum amount, in cash, equal to two (2) times the sum of:

               (i)    Executive's Base Salary, as defined in Section 1(a);

               (ii)   Executive's Annual Bonus, as defined in Section 1(b); and

               (iii)  Executive's Fringe Benefits, as defined in Section 1(i).

          (b)  Welfare Benefits.
               ----------------

               (i) Regal-Beloit shall, until the third anniversary of the Termination Date, and at its expense, provide Executive with medical (including prescription drug coverage), dental, life insurance, disability insurance, accidental death and dismemberment benefits at the highest level provided to Executive, his dependents and beneficiaries, either on the date of a Change of Control or the Termination Date, including any coverage or benefits that were reduced prior to the Change of Control at the request of the person or entity acquiring control of Regal-Beloit or reasonably shown to be related to the Change of Control ("Welfare Benefits"). During the period that Regal-Beloit is providing Executive, his dependents and beneficiaries, with these Welfare Benefits, Executive shall be entitled to elect such changes and take such actions the same as a similarly situated active employee.

               (ii) If the Executive becomes re-employed with another employer which provides Welfare Benefits described herein, at least equal to those provided under Regal-Beloit s plans or programs, such Welfare Benefits provided by Regal-Beloit shall terminate. To the extent that such Welfare Benefits are not equal to such Welfare Benefits provided by Regal-Beloit, Regal-Beloit shall reimburse the Executive for the difference in a cash payment within 30 days of written notification and documentation by the Executive or provide that such Welfare Benefits described herein shall be secondary to those provided under such other employer's plan during the applicable period of eligibility.

          (c)  Payment of Accrued but Unpaid Amounts.  Within fifteen (15)
               -------------------------------------
     business days after the Termination Date, Regal-Beloit shall pay Executive (i) any unpaid portion of Executive's Bonus accrued with respect to the full fiscal year ended prior to the Termination Date; and (ii) all compensation previously deferred by Executive but not yet paid.

          (d)  Post-Retirement Welfare Benefits.  On the Termination Date, for
               --------------------------------
     purposes of determining Executive's eligibility for post-retirement benefits under any welfare benefit plan (as defined in Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended) maintained by Regal-Beloit immediately prior to the Change of Control and in which Executive participated, immediately prior to the Change of Control (or, with respect to an Executive who is terminated prior to a Change of Control, the Termination Date), Executive shall be credited with the excess of three (3) years of participation in the applicable medical plan and three (3) years of age over the actual years and fractional years of participation and age credited to Executive as of the Change of Control (or Termination Date, as the case may be). If, after taking into account such participation and age, Executive would have been eligible to receive such post-retirement benefits had Executive retired immediately prior to the Change of Control (or Termination Date, as the case may be), Executive shall receive, commencing on the Termination Date, post-retirement benefits based on the terms and conditions of the applicable plans in effect immediately prior to the Change of Control (or Termination Date, as the case may be).

          (e)  Retirement Benefits.  For purposes of determining the
               -------------------
     Executive's retirement benefits under the various Regal-Beloit retirement benefit plans, Executive shall be deemed to be an active employee receiving his Base Salary and shall accordingly continue to earn service and accrue benefits under such plans for an additional period of three (3) years following the Termination Date.

          (f)  Stock Options.  Upon a Change of Control (or Termination Date,
               -------------
     as the case may be), all stock options under any and all grants are to become immediately available to Executive, whether or not vested. Executive shall be given a period of four (4) months after ceasing to be an employee and prior to the final expiration of such Grants in which to exercise options, or an additional period of time as determined at the discretion of the Regal-Beloit Board of Directors.

          In the alternative, the Board of Directors may elect to pay Executive the difference between the option price per share of the grant and the closing price on the date of exercise as reported by the American Stock Exchange in a lump sum of cash within five (5) business days after the Termination date.

          (g)  Effect on Existing Plans.  All Change of Control provisions
               ------------------------
     applicable to Executive and contained in any plan, program, agreement or arrangement maintained on the Effective Date (or thereafter) by Regal-Beloit (including, but not limited to, any stock option, restricted stock or pension plan) shall remain in effect through the date of a Change of Control, and for such period thereafter as is necessary to carry out such provisions and provide the benefits payable thereunder, and may not be altered in a manner which adversely affects Executive without Executive's prior written approval.

          (h)  Cessation of Benefits.  Notwithstanding the foregoing, no
               ---------------------
     service of the Executive for Regal-Beloit after age sixty-five (65) shall be taken into account for purposes of determining the Executive's benefits under this Agreement.

          (i)  Notice of Termination.  Any purported termination of Executive's
               ---------------------
     employment by Regal-Beloit or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

     3.   Gross-Up Payment.
          ----------------

          (a) In the event it shall be determined that any Payment, benefit or distribution (or combination thereof) by Regal-Beloit or one or more trusts established by Regal-Beloit for the benefit of its employees, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, or otherwise)
     (a "Payment") would be subject to the Excise Tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such Excise Tax (such Excise Tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), Executive shall be entitled to receive an additional Payment (a "Gross-Up Payment") in an amount such that, after Payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Taxes (and any interest and penalties imposed with respect thereto) imposed upon the Gross-Up Payment itself, Executive retains an amount of such additional Payment equal to the Excise Tax imposed upon the Payments.

          (b) Subject to the provisions of Section 3(c), all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Arthur Andersen LLP or such other nationally recognized certified public Accounting Firm as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to Regal-Beloit and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as requested by Regal-Beloit. In the event that the Accounting Firm is serving as accountant or auditor for an individual, entity or group effecting the change in ownership or effective control (within the meaning of Section 280G of the Code), Executive shall appoint another nationally recognized Accounting Firm to make the determinations required hereunder (which Accounting Firm shall then be referred to as the "Accounting Firm" hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Regal-Beloit. Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by Regal-Beloit to Executive within five (5) days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall so indicate to Executive in writing. Any determination by the Accounting Firm shall be binding upon Regal-Beloit and Executive.

          (c) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax: (i) any Payments or benefits received or to be received by Executive pursuant to the terms of this Agreement shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by Regal-Beloit's independent auditors and acceptable to Executive such other Payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; (ii) the amount of the Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (1) the total amount of the Payments; or (2) the amount of excess parachute payments within the meaning of
     Section 280G(b)(1) (after applying clause (i), above); and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Regal-Beloit's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

     In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's employment, Executive shall repay to Regal-Beloit at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and Federal and state and local income tax imposed on the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or a Federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in
     Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive's employment (including by reason of any Payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Regal-Beloit shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

          (d) Executive shall notify Regal-Beloit in writing of any claim by the Internal Revenue Service that, if successful, would require the Payment by Regal-Beloit of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise Regal-Beloit of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to Regal-Beloit (or such shorter period ending on the date that any Payment of taxes with respect to such claim is due). If Regal-Beloit notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

               (i) give Regal-Beloit any information reasonably requested by Regal-Beloit relating to such claim;

               (ii) take such action in connection with contesting such claim as Regal-Beloit shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Regal-Beloit;

               (iii) cooperate with Regal-Beloit in good faith in order to effectively contest such claim; and

               (iv) permit Regal-Beloit to participate in any proceedings relating to such claim; provided, however, that Regal-Beloit shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3(d), Regal-Beloit shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Regal-Beloit shall determine; provided, however, that if Regal-Beloit directs
                           --------
          Executive to pay such claim and sue for a refund, Regal-Beloit shall advance the amount of such Payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that if Executive is required
                            --------
          to extend the statute of limitations to enable Regal-Beloit to contest such claim, Executive may limit this extension solely to such contested amount. Regal-Beloit s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (e) If, after the receipt by Executive of an amount advanced by Regal-Beloit pursuant to Section 3(d), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Regal-Beloit complying with the requirements of Section 3(d)) promptly pay to Regal-Beloit the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Regal-Beloit pursuant to
     Section 3(d), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Regal-Beloit does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     4.   Indemnification:  Director's and Officer's Liability Insurance.
          --------------------------------------------------------------

          Executive shall, after the Termination Date, retain all rights to indemnification under applicable law or under Regal-Beloit's Certificate of Incorporation or By-Laws, as they may be amended or restated from time to time, to the extent any such amendment or restatement expands the Executive's rights to indemnification. In addition, Regal-Beloit shall maintain Director's and Officer's liability insurance on behalf of Executive, provided Executive is eligible to be covered and has in fact been covered by such insurance, at the highest level in effect immediately prior to either the Date of a Change of Control or the Termination Date, including any such insurance that was reduced prior to a Change of Control at the request of the person or entity acquiring control of Regal-Beloit or reasonably shown to be related to the Change of Control, for the seven (7) year period following the Termination Date.

     5.   Termination for Cause.
          ---------------------

          Nothing in this Agreement shall be construed to prevent Regal-Beloit from terminating Executive's employment for Cause. If Executive is terminated for Cause, Regal-Beloit shall have no obligation to make any Payments under this Agreement, except for Payments that may otherwise be payable under then existing employee benefit plans, programs and arrangements of Regal-Beloit.

     6.   Mitigation.
          ----------

          Executive shall not be required to mitigate damages or the amount of any Payment provided for under this Agreement by seeking other employment or otherwise, and compensation earned from such employment or otherwise shall not reduce the amounts otherwise payable under this Agreement. Except as provided in Section 10, no amounts payable under this Agreement shall be subject to reduction or offset in respect of any claims which Regal-Beloit (or any other person or entity) may have against Executive.

     7.   Restrictive Covenants.
          ---------------------

          (a)  Confidential Information.  During the two (2) year period
               ------------------------
     following the Termination Date, Executive shall not disclose to any person, or use to the significant disadvantage of Regal-Beloit any Confidential Information; provided that nothing contained in this
                               --------
     Section 7 shall prevent Executive from being employed by a competitor of Regal-Beloit or utilizing Executive's general skills, experience, and knowledge, including those developed while employed by Regal-Beloit.

          (b)  Release.  In consideration for the protection and benefits
               -------
     provided for under this Agreement, Executive hereby agrees to execute a Release substantially in the form of Schedule A.

         8.    Disputes.
               --------

          Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Chicago, Illinois, or, at the option of Executive, in the county where Executive then resides, in accordance with the Rules of the American Arbitration Association then in effect, except that if Executive institutes an action relating to this Agreement, Executive may, at Executive's option, bring that action in a court of competent jurisdiction. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction. Notwithstanding the pendency of any dispute in connection with this Agreement, Regal-Beloit will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given and continue Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 8. Amounts paid under this Section 8 are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

     9.   Costs of Proceedings.
          --------------------

          Regal-Beloit shall pay all costs and expenses, including attorneys' fees and disbursements, at least monthly, of Executive in connection with any legal proceeding (including arbitration), whether or not instituted by Regal-Beloit or Executive, relating to the interpretation or enforcement of any provision of this Agreement, except that if Executive instituted the proceeding and the judge, arbitrator or other individual presiding over the proceeding affirmatively finds the Executive instituted the proceeding in bad faith, Executive shall pay all costs and expenses, including attorney's fees and disbursements, of Regal-Beloit. Regal-Beloit shall pay pre-judgment interest on any money judgment obtained by Executive as a result of such a proceeding, calculated at the rate which Bank of America announces from time to time as its prime lending rate as in effect from time to time, from the date that Payment should have been made to Executive under this Agreement.

     10.  Withholding.
          -----------

          Notwithstanding the provisions of Sections 3 and 6 hereof, Regal-Beloit may, to the extent required by law, withhold applicable Federal, state and local income and other taxes from any payments due to Executive hereunder.

     11.  Beneficiary Designation.
          -----------------------

          In the event of the Executive's death prior to his receipt of all payments and benefits due to him under this Agreement, all such amounts shall be paid to his designated beneficiary, as set forth on the form attached hereto as Schedule B.

     12.  Assignment; Successors.
          ----------------------

          Except as otherwise provided herein, this Agreement shall be binding upon, inure to the benefit of and be enforceable by Regal-Beloit and Executive and their respective heirs, personal or legal representatives, executors, administrators, successors, assigns, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate. If Regal-Beloit shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. Regal-Beloit will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Regal-Beloit by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Regal-Beloit would be required to perform it if no such succession had taken place. The provisions of this Section 12 shall continue to apply to each subsequent employer of Executive hereunder in the event of any subsequent merger, consolidation or transfer of assets of such subsequent employer.

     13.  Notices.
          -------

          Any notice to be provided under the terms of this Agreement shall be in writing and shall be sufficient if delivered in person or sent by registered or certified mail, return receipt requested, addressed as follows:

          If to the Executive:



          If to the Company:  Regal-Beloit Corporation
                              200 State Street
                              Beloit, WI  53511-6254
                              Attn:  Secretary

     or to such other place as either party may specify in writing, delivered in accordance with the provisions of this Section.

     14.  Applicable Law.
          --------------

          This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein.

     15.  Effective Date; Term.
          --------------------

          (a) This Agreement shall be effective as of January 1, 1997, (the "Effective Date") and shall remain in effect thereafter until January 1, 2000 (the "Change of Control Period").

          (b) Provided, however, that commencing on the date one year after the Effective Date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof hereinafter to be referred to as the "Renewal Date"), the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date, the Company shall give notice to the Executive that the Change of Control Period shall not be so extended, or unless previously terminated.
     Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change of Control, remain in effect for at least three (3) years following such Change of Control, and such additional time as may be necessary to give effect to the terms of the Agreement.

     16.  Amendment.
          ---------

          This Agreement may be changed only by a written agreement executed by Regal-Beloit and Executive.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                  REGAL-BELOIT CORPORATION




                                  By: ______________________________________


                                  Its:  Director



                                       _____________________________________

                                Schedule A
                                ----------

                       CHANGE OF CONTROL AGREEMENT
                       ---------------------------

                                 RELEASE
                                 -------


     For and in consideration of the Payment of such amounts and benefits as are set forth in the Change of Control Agreement dated January 1, 1997, by and between _________________and Regal-Beloit Corporation ("Regal-Beloit"), Executive, together with his heirs, beneficiaries, personal or legal representatives, executors, administrators, successors, assigns, distributees, devisees and legatees, hereby waives, releases, and discharges Regal-Beloit and the present, future, or former employees, agents, Officers, Directors, successors, assigns and affiliated entities of Regal-Beloit, (herein referred to collectively as the "Released Parties"), with respect to any and all causes of action, potential causes of action, suits, disputes, liabilities, claims in law and equity, rights, damages, demands, personal injuries, and attorney's fees and costs by reason of any matter, cost, or thing whatsoever against and as to Regal-Beloit, which in any way results from, arises out of or pertains to Executive's employment, termination of employment, benefits, awards, insurance coverage, hiring, wages, or any other terms and conditions of employment at Regal-Beloit, or any other events which are unknown, fixed or contingent, and by reason of any matter, cause, thing, charge, claim, right or action whatsoever, against and as to Regal-Beloit and/or any of the other Released Parties, and which are in any way related to any violation of any provision of Federal and state statutory or common law or regulation, including claims arising under any Federal, state, or local laws prohibiting employment discrimination on any basis or claims arising out of any legal restrictions on Regal-Beloit's rights to terminate its employees, any contract claim for the alleged breach of any implied, express, or other type of employment contract, wrongful abusive or retaliatory discharge, and any tort claim, including, but not limited to, fraud, misrepresentation, deceit, defamation, slander, libel, interference with employment relations, intentional or negligent infliction of emotional distress, breach of any fiduciary duties, or any other tort-type causes of action.

     This Release applies to any relief or benefit sought by the Executive, no matter how denominated, including, but not limited to, claims for compensation for any physical or mental injury, pain and suffering, reinstatement, back pay, front pay, pre-judgment interest, compensatory damages, punitive damages, insurance coverage, benefits, premiums, medical expenses, or attorneys' fees and costs.

     In addition, Executive together with his heirs, beneficiaries, personal or legal representatives, executors, administrators, successors, distributees, devisees and legatees, agrees and covenants not to file a lawsuit or administrative complaint to assert any claim with respect to his employment with Regal-Beloit, the Payment of wages to him by Regal-Beloit, or the cessation of his employment with Regal-Beloit which occurred prior to the execution of this Release. Any such lawsuit or administrative complaint filed in violation of this Release shall automatically constitute a breach of this Release. If any government agency or court assumes jurisdiction of any charge, complaint, cause of action or claim covered by this Release against Regal-Beloit or any of the Released Parties, on behalf of or related to Executive, Executive agrees and covenants he will withdraw from and/or dismiss the matter with prejudice. Executive agrees he will not participate or cooperate in such matter(s) except as required by law.

     Executive understands and acknowledges that he has expressly waived all his rights under this Release. Executive further acknowledges that he understands the legal effect of this Release, and that, to the extent he has deemed necessary, he has consulted with his attorney or other counsel regarding the legal effect of this Release.

     Executive represents and warrants to Regal-Beloit that he has the full power, capacity, and authority to enter into this Release, and that no portion of any claim, right, demand, action, or cause of action that Executive has, or might have had arising out of the acts, events, transactions, and occurrences referred to herein has been assigned, transferred, or conveyed to any person not a party to this Release, by way of subrogation, operation of law, or otherwise, and that no releases or settlement agreements are necessary or need to be obtained from any other person or entity to release and discharge completely any of the claims of Executive released in this Release.

     IN WITNESS WHEREOF, Executive has signed this instrument this 1st day of January, 1997.



                                  ________________________________________

                                  Schedule B
                                  ----------


                          CHANGE OF CONTROL AGREEMENT
                          ---------------------------

                          BENEFICIARY DESIGNATION FORM
                          ----------------------------


TO:   Regal-Beloit Corporation

FROM:

DATE:  January 1, 1997


     In the event of my death prior to my receipt of all payments and benefits due me under the Change of Control Agreement dated January 1, 1997, 1 hereby designate the person or persons named below who are living at the time of my death to receive all amounts and benefits due me under the terms of such Agreement as follows:

                                    Social
                                    Security                       Percentage
    Name          Address           Number         Relationship     of Total

1.  ----------    ---------------   ------------   ------------    ----------

2.  ----------    ---------------   ------------   ------------    ----------

3.  ----------    ---------------   ------------   ------------    ----------

4.  ----------    ---------------   ------------   ------------    ----------

                                                        Total:        100%

     I hereby revoke all prior Beneficiary Designations made previously and expressly reserve the right to change or revoke this Beneficiary Designation, but understand that no such change or revocation shall be effective unless it is signed by me and filed with Regal-Beloit Corporation.






Signature: _______________________________




Accepted by Regal-Beloit Corporation




By: __________________________________________   __________________________
                                                            Date